EXHIBIT 11

                           COMPUTATION OF PER SHARE EARNINGS
                         (In thousands, except per share data)
                                                  Three Months Ended   Six Months Ended
                                                     September 30,       September 30,
Primary Per Share Earnings (Loss)                   1997      1996      1997      1996


Average shares outstanding during period           20,850    19,878    20,354    19,884
                                                  =======   =======   =======   =======




Net income (loss)                                 $  (124)  $ 5,180   $  (826)  $ 4,589

Undeclared cumulative dividends on Series B
  and Series C Senior Preferred Stock                 (50)     (199)     (100)     (547)

Excess carrying amount and cumulative
  undeclared dividends of Series B and Series C
  Senior Preferred Stock over consideration             -    10,580         -    10,580
                                                  -------   -------   -------   -------
Net income (loss) applicable to common shares     $  (174)  $15,561   $  (926)  $14,622
                                                  =======   =======   =======   =======




Primary earnings (loss) per common and common
  equivalent share:                               $  (.01)  $   .78   $  (.05)  $   .74
                                                  =======   =======   =======   =======



                                         EXHIBIT 11

                         COMPUTATION OF PER SHARE EARNINGS (Cont'd)
                           (In thousands, except per share data)
                                                  Three Months Ended   Six Months Ended
                                                     September 30,       September 30,
Fully Diluted Per Share Earnings                    1997      1996      1997      1996


Average shares outstanding during period           20,850    19,878    20,354    19,884

Dilutive effect of convertible securities computed by the "if converted" method:

  Series A preferred stock                             95       327        95       327
  Series B & C preferred stock                      1,986     1,986     1,986     1,986
                                                  -------   -------   -------   -------
                                                   22,931    22,191    22,435    22,197
                                                  =======   =======   =======   =======




Net income (loss)                                 $  (124)  $ 5,180   $  (826)  $ 4,589

Adjustment for repurchase of Series B and
  Series C Senior Preferred Stock                       -      (174)        -      (522)

Excess carrying amount and cumulative undeclared
  dividends of Series B and Series C Senior
  Preferred Stock over consideration                    -    10,580         -    10,580
                                                  -------   -------   -------   -------
Net income (loss) applicable to common shares     $  (124)  $15,586   $  (826)  $14,647
                                                  =======   =======   =======   =======




Fully diluted earnings (loss) per common
  and common equivalent share:                    $  (.01)  $   .70   $  (.04)  $   .66
                                                  =======   =======   =======   =======

